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                                  EXHIBIT 99.7

                               PROMISSORY NOTE
                               ---------------
                               ($3,000,000.00)


     FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, the undersigned, Digital Solutions, Inc ("Borrower"), hereby promises to pay to the order of Keystone Financial, Inc., a Delaware corporation ("Lender"), at 131 E. Columbia Avenue, Suite 114, Battle Creek, Michigan 49015, or at such other place as Lender may designate in writing, the principal sum of up to $3,000,000.00, together with interest on such sum as set forth below.

     The unpaid principal balances outstanding under this Note shall bear interest at New York Prime as quoted in the Wall Street Journal under "Money Rates" but in no event less than nine percent (9%) per annum, adjusted on the first of the month following a change in the Prime Rate. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed. Interest shall be payable monthly, in arrears, commencing _______________, 1995, and on the 1st day of each month thereafter until maturity, when all principal, accrued interest and other sums outstanding under this note shall be due and payable in full. One month's interest shall be prepaid at closing, to be applied to the last month's interest. This Note shall mature and shall be due and payable in full upon the expiration of 24 months from the date of this Note.

     All installments, when received, shall be applied on interest then due and the balance, if any, on principal. In the event that any installment shall be overdue for a period in excess of seven (7) days, a late charge of four ($0.04) cents for each One ($1.00) Dollar so overdue may be charged by the holder of this Note for the purpose of defraying the expense incident to handling such delinquent payment, and such charge shall be in addition to and not in lieu of reasonable fees and charges of any agents or attorneys which the holder is entitled to employ in the event of any default hereunder.

     This Note may be prepaid in full or in part at any time without payment of any penalty. No partial pre-payments shall affect the obligation of the Borrower to continue to make regular payments required hereunder.

     Any payment made by Borrower by mail will be deemed tendered and received only upon actual receipt by Lender. All payments must be made promptly on the due date for each payment as required herein, time being of the essence. Borrower hereby expressly assumes all risk of loss or liability resulting from non-delivery or delay in delivery of any payment transmitted by mail or in any other manner.

     No delay or failure of Lender in exercising any right, remedy, power or priviledge under this Note of pursuant to any applicable law shall be deemed to constitute a course of conduct inconsistent with Lender's right at any time, before or after any default hereunder, to demand strict adherence to the terms of this Note.

     In the event that Borrower shall become in default hereunder, which default shall continue for seven (7) days after notice to borrower, the entire unpaid principal balance and all accrued interest under this Note shall become immediately due and payable together with (to the extent permitted under applicable law) the costs and attorney fees incurred by Lender in collecting or enforcing payment.


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Digital Solutions, Inc/Keystone Financial, Inc.
Promissory Note, Page 2 of 3
$3,000,000.00 Loan




     Borrower hereby waives presentation for payment, demand, notice of non-payment, notice of protest and protest of this Note and diligence in collecting or bringing suit. The liability of Borrower shall be absolute and unconditional without regard to the liability of any other parties hereto.

     The Note is secured by a certain Security and Pledge Agreement executed by Borrower on the date hereof, as the same may be amended, modified or altered from time to time. If the value of the collateral which is the subject of such Security and Pledge Agreement falls in value such that it no longer provides the lender a market value ratio of fifty percent (50%) loan to market value or greater, the borrower agrees to provide additional collateral to Lender sufficient to maintain a market value ratio of fifty percent (50%) loan to market value or greater. Such additional collateral will be delivered to Lender within seven (7) days from the date of its written request for same in accordance with Paragraph 12 of the Security and Pledge Agreement.

     Subordination of Indebtedness: This note is a junior (until the occurrence of an event of default) general obligation of the Company and is fully subordinated to all "senior indebtedness" of the Company now existing or hereafter incurred. Senior indebtedness is all indebtedness, liabilities and obligations of the Company for money borrowed from banks, savings and loan associations, the Small Business Administration and other financial institutions, and their affiliates, and any deferrals, renewals or extensions of any such senior indebtedness and notes or other instruments or evidences of indebtedness issued in respect of or in exchange for any such senior indebtedness or any funding to pay or replace any such senior indebtedness or credit including all indebtedness of the Company to United Jersey Bank unless in the instrument creating or evidencing the same, or pursuant to which it is outstanding, it is provided that such indebtedness or such deferral, renewal or extension thereof is not senior in right of payment to this Note. No payment or distribution of any kind or character on account of principal due under the loan agreement, shall be made by the Company to the Note Holder without the written consent of United Jersey Bank, which will not be unreasonably withheld, except that nothing contained herein shall impair the right of the Note Holder to exercise its right to convert the Note into shares of Digital Common Stock pursuant to the terms of the Note and the Loan Agreement, with such Note being deemed paid to the extent of such conversation. No payment or distribution of any kind or character on account of interest on this Note shall be permitted during the continuance of any default in the payment of principal, premium, if any, or interest on any senior indebtedness, except to the extent of Lender's rights against the share of Digital Common Stock as set forth in the loan documents.




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Digital Solutions, Inc./Keystone Financial, Inc.
Promissory Note. Page 3 of 3
$3,000,000.00 Loan


        This Note and the liability of all parties under this Note shall be governed by the laws of the State of Michigan, where this Note has been delivered for value.

WITNESS:                                BORROWER:

/s/ Marilyn Mosel                       Digital Solutions, Inc.
-----------------------------------

-----------------------------------     By: /s/ Raymond Skiptunis
                                           ---------------------------------
                                           Raymond Skiptunis, Vice Chairman

                                        Address:  4041-F Hadley Road
                                                  South Plainfield, NJ 07080

                                        LENDER:
/s/ Martha Jar
-----------------------------------     Keystone Financial, Inc.

-----------------------------------  By: /s/ Jacqueline T. Johnson
                                        -------------------------------------
                                        Jacqueline T. Johnson

                                        Address:  131 E. Columbia Avenue
                                                  Suite 114
                                                  Battle Creek, MI 49015


STATE OF NEW YORK    )
                     )SS.
COUNTY OF NEW YORK   )

        The foregoing instrument was acknowledged before me this  14th  day of
                                                                 ------
  September 1995,  by   Raymond Skiptunis .
-----------           ---------------------


/s/ Victor J. DiGiola
-------------------------------------
Victor J. DiGiola
Notary Public State of New York
No. 31-4764366
Qualified in New York County
Commission Expires June 30, 1996